      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1997
                                                          REGISTRATION NO.  333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                       STERLING CHEMICALS HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          DELAWARE                                  2869                      76-0185186
(STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

     1200 SMITH STREET, SUITE 1900                                                   F. MAXWELL EVANS
      HOUSTON, TEXAS 77002-4312                                      VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
           (713) 650-3700                                                   1200 SMITH STREET, SUITE 1900
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING                   HOUSTON, TEXAS 77002-4312
    AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)                            (713) 650-3700
                                                                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                            WILLIAM N. FINNEGAN, IV
                             ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                           HOUSTON, TEXAS 77002-3090
                                 (713) 220-4200

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                            -----------------------

                                       CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                    PROPOSED           PROPOSED
                                     AMOUNT          MAXIMUM            MAXIMUM
    TITLE OF EACH CLASS OF           BEING       OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED     PER SHARE (1)        PRICE (1)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Common Stock, $0.01 per share....  575,253 shares     $0.01            $5,752.53           $1.74
========================================================================================================

(1)  Determined pursuant to Rule 457(g).

                            -----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 8, 1997


                       STERLING CHEMICALS HOLDINGS, INC.



                                 575,253  SHARES OF
                                  COMMON STOCK
                       ISSUABLE UPON EXERCISE OF WARRANTS



     Sterling Chemicals Holdings, Inc. a Delaware corporation ("Holdings") is offering up to 575,253 shares (the "Shares") of its Common Stock, par value $0.01 per share ("Common Stock"), issuable upon the exercise of 191,751 of its outstanding warrants to purchase Common Stock (the "Warrants").

     The Warrants which were initially issued on August 21, 1996, become exercisable on August 21, 1997, and expire on August 15, 2008. Each of the Warrants entitles the holder thereof to purchase three shares of Common Stock at an exercise price of $0.01 per share. Prior to the purchase of Common Stock upon the exercise of a Warrant, the holder of a Warrant will have none of the rights or privileges of a stockholder of Holdings.

     The Common Stock is quoted on the OTC Electronic Bulletin Board under the trading symbol "STXX," but is not listed on any securities exchange, and the public market for the Common Stock is extremely limited. See "Risk Factors -- Limited Liquidity of the Common Stock." On July 7, 1997, the last reported sale price of the Common Stock on the OTC Electronic Bulletin Board was $11.50 per share.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            -----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

        The date of this Prospectus is                           , 1997.

                             AVAILABLE INFORMATION

     Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

     Holdings has filed with the SEC a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-3 (Reg. No. 333- ) with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the SEC's offices as described above.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by Holdings with the SEC, are incorporated by reference into this Prospectus:

     1. The Annual Report on Form 10-K for the fiscal year ended September 30, 1996, as amended;

     2. The Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996;

     3. The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

     4.   The Current Report on Form 8-K, dated December 23, 1996;

     5.   The Current Report on Form 8-K, dated March 24, 1997;

     6.   The Current Report on Form 8-K, dated April 8, 1997;

     7.   The Current Report on Form 8-K, dated May 22, 1997; and

     8. The description of the Common Stock contained in Holdings' Registration Statement on Form 8-A, as amended, dated as of September 20, 1988, including any amendments and reports hereafter filed for the purpose of updating such description.

     All reports and documents filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. HOLDINGS HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO STERLING CHEMICALS HOLDINGS, INC., 1200 SMITH STREET, SUITE 1900, HOUSTON, TEXAS 77002-4312, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (713) 650-3700.



                          --------------------------

                                  THE COMPANY

     The following is qualified in its entirety by the more detailed information and financial statements, including notes thereto, included in the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and in subsequent reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act, which are incorporated by reference herein. Investors should carefully consider the information set forth under "Risk Factors."

     Prior to August 21, 1996, the operations of Sterling Chemicals, Inc. ("Chemicals") were conducted by Holdings, a Delaware corporation organized in 1986, with its principal executive offices in Houston, Texas. On August 21, 1996, STX Acquisition Corp., a Delaware corporation formed in April 1996 by an investor group led by the Sterling Group, Inc. and The Unicorn Group L.L.C., was merged with and into Holdings (the "Merger"). In connection with the Merger, Holdings completed debt and equity transactions resulting in a recapitalization of Holdings and all of the assets of Holdings were transferred to Chemicals, a wholly owned subsidiary of Holdings (such transactions, including the Merger, are referred to herein as the "1996 Recapitalization"). As a result of the 1996 Recapitalization, Holdings was reorganized into a holding company whose only material asset is the capital stock of Chemicals. Holdings, Chemicals and its subsidiaries are collectively referred to herein as the "Company."

     This Prospectus contains certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors" and "Disclosure Regarding Forward-Looking Statements."

     The Company, through its operating subsidiaries, is one of North America's leading producers of selected commodity petrochemicals used in the production of a wide array of consumer goods and industrial products, pulp chemicals used in paper manufacturing and, as a result of a recent acquisition, acrylic fibers used in the manufacture of textiles, carpeting, outdoor furniture and other products. The Company ranks among the top three North American producers in terms of rated production capacity for each of its primary products, styrene, acrylonitrile, acetic acid, sodium chlorate and acrylic fibers. Other products manufactured by the Company include methanol, plasticizers, tertiary butylamine, sodium cyanide and sodium chlorite. The Company manufactures all of its petrochemicals at a single facility in Texas City, Texas (the "Texas City Plant"), and believes that the large scale of this facility and its location on the U.S. Gulf Coast provides it with certain cost advantages. The Company's pulp chemicals are currently produced at four plants in Canada and one plant in Valdosta, Georgia (the "Valdosta Plant"), which began production in December of 1996. The Company believes that its pulp chemical plants benefit from their proximity to key customers in the pulp industry and their access to competitively priced electricity, which represents the most significant production cost in sodium chlorate manufacturing . The Company manufacturers all of its acrylic fibers at a single facility located near Pensacola, Florida (the "Santa Rosa Plant").

     In January 1997, the Company acquired substantially all of the assets of Cytec Industries Inc. and its subsidiaries (collectively, "Cytec") related to the development, manufacture, marketing, sale and distribution of acrylic fibers, including, but not limited to, the Santa Rosa Plant (the "AFB" and such acquisition, including the incurrence of Senior Debt related thereto, are referred to herein as the "AFB Acquisition"). Consideration for the AFB Acquisition totaled approximately $100 million plus the assumption of associated liabilities. The AFB generated revenues of approximately $139 million in the fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company). The AFB is owned and operate by two wholly owned subsidiaries of Chemicals (collectively, "Sterling Fibers"), and is one of only two acrylic fibers manufacturers in the United States. Under a supply agreement assumed by Sterling Fibers in connection with the AFB Acquisition, Cytec will supply the Santa Rosa Plant's requirements for acrylonitrile, the primary raw material for acrylic fibers, until February 28, 2002. The Company has used the purchase method to account for the acquisition, and operating results of the AFB have been included with those of the Company beginning February 1, 1997.

     In recent years, the Company has pursued a strategy of growth and product diversification, beginning in 1992 with the acquisition of its pulp chemicals business. In 1995, the Company began a three-year, $200 million capacity expansion and upgrade program, which has been substantially completed. Through this program, the Company expanded its total petrochemical production capacity by approximately 1.4 billion pounds, including capacity additions of 200 million pounds of styrene, 200 million pounds of acetic acid and 150 million gallons (approximately 995 million pounds) of methanol. In addition, the Company expanded its sodium chlorate production capacity by 110,000 tons, or 30%, by constructing the Valdosta Plant, which came on stream in December 1996. The AFB Acquisition further increases the diversity of the Company's product mix and reduces the Company's sensitivity to economic cycles. The AFB Acquisition is also consistent with the Company's stated strategy of acquiring chemical businesses whose products provide further upstream or downstream integration from the Company's base businesses. Sterling Fibers will ultimately provide integrated downstream demand for the Company's acrylonitrile production, although Sterling Fibers is contractually obligated to purchase its acrylonitrile requirements for the Santa Rosa Plant from Cytec until February 28, 2002. Through its acquisition strategy, the Company seeks to capitalize on the continuing secular growth in global demand for its key products, while reducing its sensitivity to the cyclical nature of the markets for any particular product.

     Strategy. The Company's business strategy is to capitalize on its competitive market position to take advantage of periods of tight supply and high prices and margins for its primary products, which historically have occurred on a cyclical basis, and to expand its production capacity to capture future growth opportunities in the petrochemical and pulp chemical industries. Key elements of the Company's business strategy are to (i) maintain a competitive cost position in petrochemicals by investing in new technology and equipment, (ii) pursue low cost expansions in petrochemicals, such as its recent 30% expansion of acetic acid capacity and construction of a world-scale 150 million gallon methanol plant, (iii) pursue growth opportunities in pulp chemicals, (iv) continue to build strong industry partnerships in petrochemicals through securing long-term supply contracts with key customers, (v) focus on niche specialty textile and technical fiber product lines, (vi) expand fiber technology licensing opportunities and (vii) pursue a focused acquisition strategy, targeting chemical businesses and assets (such as the AFB and the SaskChem Acquisition, discussed below) which would strengthen the Company's existing market positions, provide upstream or downstream integration or produce complementary chemical products, reducing the overall sensitivity of the Company to economic cycles and pricing fluctuations and stabilizing the cash flow of the Company. The Company's ability to pursue its acquisition strategy may be materially limited by the terms of its debt instruments and by its results of operations. See "Risk Factors -- Ability to Complete Acquisitions."

     Recent Developments. On April 7, 1997, Chemicals successfully completed a $150 million offering (the "Notes Offering") of 11 1/4% Senior Subordinated Notes Due 2007 (the "11 1/4% Notes"). The proceeds from the Notes Offering were used to prepay outstanding indebtedness under the term loan facilities (the "Term Loans") of Chemicals' credit agreements with its senior lenders (the "Senior Credit Agreements"). In connection with such prepayment, Chemicals and the requisite lenders under the Senior Credit Agreements agreed to certain amendments to the Senior Credit Agreements (collectively "the Amendments"). The Amendments, among other things, (i) permitted and provided for the issuance of the 11 1/4% Notes, (ii) adjusted the method of the application of voluntary prepayments to the outstanding indebtedness under the Term Loans significantly reducing required principal payments, particularly over the next three years,
(iii) amended certain financial covenants to make them somewhat less restrictive, including amendments to the Leverage Ratio, Interest Coverage Ratio and Fixed Charge Coverage Ratio covenants (each as defined in the Senior Credit Agreements), (iv) increased the commitment under the revolving portion of the Senior Credit Agreements (the "Revolver") by $25 million to $125 million, and
(v) added a new financial covenant with respect to the maintenance of a specified Senior Debt Leverage Ratio (as defined in the Amendments).

     On May 21, 1997, the Company signed a definitive agreement with Saskatoon Chemicals Ltd. ("Saskatoon Chemicals"), a subsidiary of Weyerhauser Canada Ltd. ("Weyerhauser Canada"), relating to the purchase by the Company of the assets of Saskatoon Chemicals (the "SaskChem Acquisition"). The Company expects that the Saskatoon Chemicals assets will be acquired by a subsidiary of the Company designated as an Unrestricted Subsidiary under its Indentures (as hereinafter defined) and Senior Credit Agreements and that the acquisition will be financed through bank financing and the private placement of a combination of preferred and common equity of Holdings. The SaskChem Acquisition and related financings are collectively referred to herein as the "SaskChem Transaction." Saskatoon Chemicals has annual sodium chlorate production capacity of 50,000 tons, and the acquisition will increase the Company's annual production capacity of sodium chlorate to over 500,000 tons. Saskatoon Chemicals also produces caustic soda, chlorine, hydrochloric acid, and calcium hypochlorite. As part of the SaskChem Acquisition, it is expected that the Company and Weyerhauser Canada will enter into a long-term supply agreement pursuant to which Weyerhauser Canada will continue to be a major customer of the Saskatoon Chemicals business. The closing of the

SaskChem Transaction, which is subject to the satisfaction of customary closing conditions, is expected to occur by July 31, 1997.

                                  RISK FACTORS

     In evaluating the Company and its business, prospective investors should consider carefully the following risk factors, together with the information and financial data set forth in the reports and documents incorporated by reference herein, prior to purchasing any shares of Common Stock offered hereby.

PETROCHEMICAL RAW MATERIAL PRICES AND AVAILABILITY

     For each of the Company's products, the cost of raw materials and utilities is far greater than all other costs of production combined. Therefore, an adequate supply of raw materials at reasonable prices is critical to the success of the Company's business. The only raw material for the Company's petrochemical and pulp chemical products which is produced by the Company is methanol, which is used in the production of acetic acid. The major raw materials used by the Company in the production of its petrochemical products are commodity chemicals and the price for such commodity Chemicals can fluctuate widely for a variety of reasons, including changes in the availability of these products because of major capacity additions or significant plant operating problems. Although no assurances can be given, the Company believes that it will continue to secure adequate supplies of all its raw materials at acceptable prices. The primary raw material for acrylic fibers is acrylonitrile, which is currently produced by the Company. However, as part of the AFB Acquisition, the Company assumed an existing acrylonitrile supply agreement, which expires February 28, 2002, pursuant to which Sterling Fibers will purchase all of the Santa Rosa Plant's requirements for acrylonitrile from Cytec. Upon the expiration of such supply contract, the Company expects to supply all of Sterling Fibers' acrylonitrile requirements from the Company's Texas City Plant.

CYCLICAL MARKETS FOR PRODUCTS; CAPACITY INCREASES ON KEY PETROCHEMICAL PRODUCTS

     The prices of the Company's petrochemical and pulp chemical products have been cyclical and sensitive to overall supply relative to demand and the level of general business activity. Large global capacity additions of styrene and acrylonitrile are projected to be completed in fiscal years 1997 and 1998. For styrene, approximately 7.2 billion pounds of new capacity is expected, and for acrylonitrile, approximately 940 million pounds of new capacity is expected. The Company believes that these announced global capacity additions in styrene and acrylonitrile will result in overcapacity for these markets in fiscal years 1997 and 1998. The resulting impact on prices and margins began to affect the Company's results of operations negatively in the last half of fiscal 1996.

ENVIRONMENTAL AND SAFETY MATTERS

     The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, waste management, health and safety and chemical products. Operating permits are or may be required for the operation of some of the Company's operating units and chemical waste disposal operations, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to fines, injunctions or both. Third parties may also have the right to sue to enforce compliance. The Company believes that its operations are in compliance in all material respects with applicable environmental laws. However, the operations of a chemical manufacturing facility entail some risk of environmental damage, and there can be no assurance that material costs or liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict requirements of environmental laws and enforcement policies, could bring into question the handling, manufacture, use, emission or on-site or off-site disposal of substances or pollutants by the Company. There can be no assurance that past or future operations will not result in exposure to injury or claims of injury by employees or the public due to toxic or hazardous materials. In addition, a catastrophic event at the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages.

     The Company's sodium chlorate market is sensitive to potential environmental regulation. In general, environmental regulations support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. Certain environmental groups are encouraging passage of regulations which restrict the amount of Absorbable Organic Halides ("AOX") or chlorine derivatives in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is not an outright ban on chlorine-containing compounds, regulations restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, and thus sodium chlorate. Any significant ban on all chlorine-containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

     British Columbia has a regulation in place that would effectively eliminate the use of chlorine dioxide in the bleaching process by the year 2002. The pulp and paper industry is working to change this regulation and believes that the ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit. The Company is not aware of any other laws or regulations existing in North America which would restrict the use of Chlorine dioxide product.

LIMITED LIQUIDITY OF THE COMMON STOCK

     The liquidity of the Common Stock is extremely limited due to (i) a relatively small number of outstanding shares of Common Stock (approximately
12.6 million shares upon consummation of the SaskChem Transaction, and approximately 13.2 million shares assuming the issuance of all of the Shares offered hereby) and the relatively few holders of a substantial percentage of such shares, (ii) the lack of an exchange listing for the Common Stock, (iii) statutory restrictions on transfer of a substantial portion of the outstanding shares of Common Stock, including the shares purchased in connection with the 1996 Recapitalization and the AFB Acquisition, as well as the shares of Common Stock to be sold in the SaskChem Transaction and (iv) restrictions on transfer imposed by a Stockholders Agreement to which the holders of a majority of the shares of Common Stock are parties.

HIGH FINANCIAL LEVERAGE

     As a result of the 1996 Recapitalization and the AFB Acquisition, the Company had consolidated indebtedness of $830.6 million and deficiency in assets of $280.8 million at March 31, 1997. On a pro forma basis as of March 31, 1997, giving effect to the SaskChem Transaction and the Notes Offering, the Company would have had consolidated indebtedness of $885.4 million and deficiency in assets of $275.0 million. The Company's high degree of leverage could have important consequences, including the following: (i) the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes and other purposes, if needed, may be restricted; (ii) a substantial portion of cash flow from operations will be dedicated to cover cash interest requirements, thereby limiting the funds available for operations and any future business opportunities; and (iii) the degree of leverage may make the Company more vulnerable to a downturn in its businesses or the economy generally.

SUBSTANTIAL RESTRICTIONS AND COVENANTS

     The Company's debt instruments contain numerous financial and operating covenants, including, but not limited to, restrictions on the Company's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions and refinance existing indebtedness. These covenants may limit the Company's ability to pursue its acquisition strategy. In the event of a change of control, Holdings will be required to offer to purchase all of its outstanding 13 1/2% Senior Subordinated Discount Notes due 2008 ("13 1/2% Notes"), and Chemicals will be required to offer to purchase all of its outstanding 11 1/4% Notes and 11 3/4% Senior Subordinated Notes due 2006 ("11 3/4% Notes"), in each case subject to certain conditions, at a price equal to 101% of the Accreted Value (as defined) with respect to the 13 1/2% Notes, and 101% of the principal amount thereof, with respect to the 11 1/4% Notes and 11 3/4% Notes, plus accrued and unpaid interest, if any. The ability of the Company to comply with such covenants and other terms of its debt instruments and to satisfy its other debt obligations will depend on the future performance of the Company.

HIGHLY COMPETITIVE INDUSTRY

     The industry in which the Company operates is highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have substantially greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity may reduce the Company's ability to maintain profit margins or its ability to preserve its market share, or both. Such developments could have a negative impact on the Company's ability to obtain higher profit margins, even during periods of increased demand for the Company's products. The competitiveness of Sterling Fibers with respect to its specialty textiles and technical fibers products (which are its higher margin products) is maintained, to a significant extent, through the exclusive ownership or use of certain product and manufacturing technology. If competitors of Sterling Fibers gain access to the use of similar technology, or render such technology obsolete through the introduction of superior technology, the financial condition of Sterling Fibers would be materially affected in an adverse manner.

DEPENDENCE ON TEXAS CITY PLANT

     All of the Company's petrochemical products, including all of its styrene and acrylonitrile, are produced at the Company's Texas City Plant. Significant unscheduled downtime at the Texas City Plant due to equipment breakdowns, interruptions in the supply of raw materials, power failures, natural forces or any other cause, including the normal hazards associated with the production of petrochemicals, could materially adversely affect the Company. Although the Company maintains insurance, including business interruption insurance, that it considers to be adequate under the circumstances, there can be no assurance that a significant interruption in the operation of the Texas City Plant would not have a material adverse effect on the Company's financial condition and results of operations.

ABILITY TO COMPLETE ACQUISITIONS

     A significant element of the Company's business strategy is to pursue strategic acquisitions that either expand or complement the Company's products. The financing for such acquisitions will likely affect the Company's capitalization. There can be no assurance that the Company will be able to identify and make acquisitions on terms favorable to it or that the Company will be able to obtain financing for such acquisitions on terms the Company finds acceptable. Based on the Company's pro forma results of operations for the four quarters ended March 31, 1997, the restrictions contained in the indentures for the 13 1/2% Notes, 11 3/4% Notes and 11 1/4% Notes (collectively, the "Indentures") currently operate to prevent the Company from incurring any additional debt other than debt incurred under the Revolver or pursuant to certain limited "baskets" and other exceptions. The Company may, however, consummate additional acquisitions if the pro forma effect of such an acquisition has a sufficient positive impact on certain financial ratios under the Indentures. Under limited circumstances, the Company may also make additional acquisitions through the incurrence of debt in Unrestricted Subsidiaries (as defined in the Indentures). The financing for the SaskChem Acquisition has been structured in this manner. In addition, the Senior Credit Agreements further limit the Company's ability to incur additional debt to finance such acquisitions.

LONG-TERM CONTRACTS AND SIGNIFICANT CUSTOMERS

     The Company sells substantial portions of its styrene and acrylonitrile production under long-term contracts, and sells all of its acetic acid and plasticizers production under long-term contracts with single customers. These contracts are intended to provide some stability if demand for or prices of these products decline significantly, but also limit the Company's ability to take full advantage of attractive market conditions during periods of higher prices for these products. During fiscal 1996, a significant portion of the Company's production from the Texas City Plant was dedicated to multi-year contracts with Monsanto Company, Bayer Corporation, BP Chemicals, Inc. ("BP"), and BASF Corporation. Under certain market conditions, the loss of one or more of these customers or a material reduction in the amount of product purchased by one or more of them could have a material adverse effect on the Company. The Company and BP have recently renewed their styrene sales and purchase agreement on substantially the same terms but at approximately half the original volumes. During fiscal 1996, the Company delivered approximately 10% of its styrene production to BP pursuant to this agreement.

FOREIGN OPERATIONS, COUNTRY RISKS AND EXCHANGE RATE FLUCTUATIONS

     Approximately 20% of the Company's fiscal 1996 revenues were derived from its Canadian-based pulp chemical business and approximately 34% were derived from export sales. Approximately 25% of the AFB's revenues were derived from export sales in the year ended December 31, 1996. International operations and exports to foreign markets are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Company.

     Since the Company derives most of its pulp chemical revenues from production and sales by subsidiaries within Canada, the Company has organized its subsidiary structure and its operations in part based on certain assumptions about various Canadian tax laws, currency exchange and capital repatriation laws and other relevant laws. While the Company believes that such assumptions are correct, there can be no assurance that Canadian taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if Canada were to change or modify such laws or the current interpretation thereof, the Company may suffer adverse tax and financial consequences.

     A portion of the Company's expenses and sales are denominated in Canadian dollars, and accordingly, the Company's revenues, cash flows and earnings may be affected by fluctuations in the exchange rate between the United States dollar and the Canadian dollar, which may also have adverse tax consequences. In addition, because a portion of the Company's sales, cost of goods sold and other expenses are denominated in Canadian dollars, the Company has a translation exposure to fluctuations in the Canadian dollar against the U.S. dollar. These currency fluctuations could have a material impact on the Company as increases in the value of the Canadian dollar have the effect of increasing the U.S. dollar equivalent of cost of goods sold and other expenses with respect to the Company's Canadian production facilities. The Company enters into forward foreign exchange contracts to hedge such exposure for periods consistent with its committed exposure, but does not engage in currency speculation.

     The Company's exposure to the aforementioned risks, especially with regard to Canadian operations, will be increased to some degree upon consummation of the SaskChem Acquisition.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus or incorporated herein by reference, including without limitation statements regarding the cyclical nature of the Company's industry, current and future industry conditions and the potential effects of such maters on the Company's business strategy, results of operations and financial position, are forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements contained or incorporated herein are reasonable, no assurance can be given that such expectations will prove to have been correct. Certain important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are stated herein in conjunction with the forward-looking statements or are included under "Risk Factors" or elsewhere in this Prospectus or incorporated herein by reference. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                USE OF PROCEEDS

     The proceeds from the exercise of the Warrants will be approximately $5,800 (assuming the exercise of all Warrants prior to their expiration), and will be used by Holdings for general corporate purposes. Holdings will not receive any proceeds from any sale of the Shares by the Warrant holders to whom such Shares are issued.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby are issuable upon the exercise of the Warrants and the payment of the exercise price. In accordance with the provisions of the Warrants and the Warrant Agreement governing the Warrants, upon the surrender of the Warrant Certificate and the delivery of the Subscription Form set forth in the Warrant Certificate duly executed, along with payment in full of the exercise price to the Warrant Agent or its successor at its corporate trust office set forth in the Warrant Agreement, Holdings will issue to the registered holder of such Warrant or Warrants the applicable number of Shares, registered in such name or names as may be directed by such holder.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares offered hereby will be passed upon for Holdings by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated balance sheets of Holdings as of September 30, 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets) and cash flows of Holdings for the year ended September 30,1996, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheet of the Company as of September 30, 1995 and the consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended September 30, 1995, incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report incorporated by reference herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===============================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            _______________________

           TABLE OF CONTENTS

                                        PAGE
                                        ----

 Available Information..................  2
 Documents Incorporated by Reference....  2
 The Company............................  4
 Risk Factors...........................  6
 Disclosure Regarding Forward-Looking
    Statements..........................  9
 Use of Proceeds........................ 10
 Plan of Distribution................... 10
 Legal Matters.......................... 10
 Experts................................ 10

===============================================================================


===============================================================================
                               STERLING CHEMICALS
                                 HOLDINGS, INC.



                               575,253 SHARES OF
                                  COMMON STOCK
                       ISSUABLE UPON EXERCISE OF WARRANTS


                             ---------------------
                                   PROSPECTUS
                             ---------------------






                     DATED                          , 1997
===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and consist exclusively of expenses incurred in connection with this Registration Statement on Form S-3:

Securities and Exchange Commission registration fee....................  $     2
Printing and engraving expenses........................................    1,000
Legal fees and expenses................................................   10,000
Accounting fees and expenses...........................................    8,000
Blue Sky fees and expenses.............................................       --
Miscellaneous expenses.................................................      998
                                                                         -------
     Total.............................................................  $20,000


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 3.07 of Holding's Certificate of Incorporation states that:

          (a) No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          (b) If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited or eliminated to the full extent permitted by the DGCL, as so amended from time to time.

     Article VI of Holdings' Certificate of Incorporation and Article VIII of Holdings' Bylaws further provide that Holdings shall indemnify its officers and directors to the fullest extent permitted by the DGCL. Pursuant to such provision, Holdings has entered into agreements with its officers and directors which provide for indemnification of such persons.

     Article VI of the Certificate of Incorporation as well as Article VIII of the Bylaws of Holdings also permit the indemnification to the same extent of officers, employees or agents of Holdings if, and to the extent, authorized by the Board of Directors. In addition, the Bylaws of Holdings provide for indemnification against expenses incurred by a director to be paid by Holdings at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by Holdings. The Bylaws further provide for a contractual cause of action on the part of directors of Holdings for indemnification claims that have not been paid by Holdings.

     Holdings also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Holdings.

ITEM 16.  EXHIBITS

     The following is a complete list of Exhibits filed as part of, or incorporated by reference into, this Registration Statement:

   EXHIBIT NO.  DESCRIPTION
   ----------   -----------
     4.1        Form of Common Stock Certificate, incorporated by reference from
                Exhibit 4.1 to the Registration Statement on Form S-1 of STX
                Acquisition Corp. and STX Chemicals Corp. (Registration No.
                333-04343).

     4.2        Form of Warrant Certificate, incorporated by reference from
                Exhibit 4.2 to the Registration Statement on Form S-1 of STX Acquisition Corp. and STX Chemicals Corp. (Registration No. 333-04343).

     4.3        Form of Warrant Agreement, incorporated by reference from
                Exhibit 4.3 to the Registration Statement on Form S-1 of STX Acquisition Corp. and STX Chemicals Corp. (Registration No. 333-04343).

    *5.1        Opinion of Andrews & Kurth L.L.P.

   *15.1        Letter of Awareness of Deloitte & Touche LLP.

   *23.1        Consent of Deloitte & Touche LLP.

   *23.2        Consent of Coopers & Lybrand L.L.P.

   *23.3        Consent of Andrews & Kurth L.L.P. (included in exhibit 5.1).

   *24.1        Power of Attorney (included on the signature pages hereof).


__________________
*   Filed herewith.

ITEM 17.    UNDERTAKINGS

          (1) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 8TH DAY OF JULY, 1997.

                                    STERLING CHEMICALS HOLDINGS, INC.



                                    BY: /s/ Robert W. Roten
                                       -------------------------------------
                                                ROBERT W. ROTEN
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW APPOINTS ROBERT W. ROTEN, JIM P. WISE AND F. MAXWELL EVANS, AND EACH OF THEM ACTING ALONE, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT FOR THE SAME OFFERING FILED PURSUANT TO RULE 462 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, AND GRANTS UNTO SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR WOULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT, OR HIS OR HER SUBSTITUTE AND SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 8TH DAY OF JULY, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

      SIGNATURE                      TITLE
      ---------                      ------

/s/ Frank P. Diassi
------------------------    Chairman of the Board of Directors
Frank P. Diassi

/s/ Robert W. Roten         President, Chief Executive Officer and
------------------------    Director (principal executive officer)
Robert W. Roten

/s/ Jim P. Wise             Vice President--Finance and Chief
------------------------    Financial Officer (principal financial officer)
Jim P. Wise

/s/ Paul G. Vanderhoven
------------------------    Controller (principal accounting officer)
Paul G. Vanderhoven

/s/ J. Virgil Waggoner
------------------------    Vice Chairman of the Board of Directors
J. Virgil Waggoner

/s/ Robert B. Calhoun
------------------------    Director
Robert B. Calhoun

/s/ Allan R. Dragone
------------------------    Director
Allan R. Dragone

/s/ John L. Garcia
------------------------    Director
John L. Garcia

/s/ George B. Gregory
------------------------    Director
George B. Gregory

/s/ Frank J. Hevrdejs
------------------------    Director
Frank J. Hevrdejs

/s/ T. Hunter Nelson
------------------------    Director
T. Hunter Nelson